Exhibit 10.1.4

L/C SUPPORT AGREEMENT
among
WALTER INVESTMENT MANAGEMENT CORP.,
certain of its Subsidiaries
and
WALTER INDUSTRIES, INC.

i

Page
8.9 Section Headings	11
8.10 Integration	11
8.11 GOVERNING LAW	11
8.12 Submission To Jurisdiction; Waivers	11
8.13 Acknowledgements	12
8.14 WAIVER OF JURY TRIAL	12
8.15 Termination	12
SCHEDULES

Schedule I	List of Subsidiaries
Schedule II	Notice Addresses
Schedule III	Bonds

ii

L/C SUPPORT AGREEMENT
          L/C SUPPORT AGREEMENT, dated as of April 20, 2009 (this “Agreement”), among Walter Investment Management Corp. (the “Company”), certain of its Subsidiaries listed on Schedule I (collectively, the “Guarantors” and, together with the Company, the “Loan Parties”) and Walter Industries, Inc. as Support L/C Provider (in such capacity, the “Support L/C Provider”).
W I T N E S S E T H:
     WHEREAS, the Support L/C Provider has agreed to have that certain Support Letter of Credit and the Support Bonds issued and posted on behalf of the Company;
     WHEREAS, the Company is a member of an affiliated group of companies that includes each other Loan Party;
     WHEREAS, the Letters of Credit will benefit the Company and enable it to make valuable transfers to one or more of the other Loan Parties in connection with the operation of their respective businesses; and
     WHEREAS, the Company and the other Loan Parties are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the issuance of the Letters of Credit;
     NOW, THEREFORE, in consideration of the premises and to induce the Support L/C Provider to have the Support Letter of Credit and the Support Bonds issued and posted on behalf of the Company, the Loan Parties agree with the Support L/C Provider as follows:
SECTION 1. DEFINED TERMS
     1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Syndicated Credit Agreement and used herein shall have the meanings given to them in the Syndicated Credit Agreement.
          (b) The following terms shall have the following meanings:
          “Agreement”: as defined in the preamble hereto.
          “Applicable Fee”: LIBOR plus 6.0%.
          “Company”: as defined in the preamble hereto.
          “Collateral”: as defined in Section 3.
          “Company Obligations”: as defined in Section 7.
          “Event of Default”: as defined in Section 6.1.

          “Funding Office”: the office designated as such by the Support L/C Provider to the Loan Parties.
          “Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2), whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Support L/C Provider that are required to be paid by such Guarantor pursuant to the terms of this Agreement).
          “LIBOR”: the rate per annum equal to three-month LIBOR as published in the Wall Street Journal for the Business Day previous to the date any payment owed pursuant to Section 7 is due and payable.
          “New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
          “Obligations”: (i) in the case of the Company, the Company Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.
          “Support Bonds”: the bonds listed on Schedule III.
          “Syndicated Credit Agreement”: that certain Revolving Credit Agreement, dated as of April 20, 2009, among the Company, SunTrust Bank, as administrative agent and the lenders from time to time parties thereto.
          “Termination Date”: the earlier of April 20, 2011 or the date on which the Support Letter of Credit is withdrawn
     1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. GUARANTEE
     2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Support L/C Provider the prompt and complete payment and performance by the Company when due (whether at the stated maturity, by acceleration or otherwise) of the Company Obligations.
     (b) Anything herein to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

     (c) Each Guarantor agrees that the Company Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Support L/C Provider hereunder.
     (d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Company Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Company may be free from any Company Obligations.
     (e) No payment made by the Company, any of the Guarantors, any other guarantor or any other Person or received or collected by the Support L/C Provider from the Company, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Company Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Company Obligations or any payment received or collected from such Guarantor in respect of the Company Obligations), remain liable for the Company Obligations up to the maximum liability of such Guarantor hereunder until the Company Obligations are paid in full and the Commitments are terminated.
     2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Support L/C Provider, and each Guarantor shall remain liable to the Support L/C Provider for the full amount guaranteed by such Guarantor hereunder.
     2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Support L/C Provider, no Guarantor shall be entitled to be subrogated to any of the rights of the Support L/C Provider against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Support L/C Provider for the payment of the Company Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Support L/C Provider by the Company on account of the Company Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Company Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Support L/C Provider, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Support L/C Provider in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Support L/C

Provider, if required), to be applied against the Company Obligations, whether matured or unmatured, in such order as the Support L/C Provider may determine.
     2.4 Amendments, etc. with respect to the Company Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Company Obligations made by the Support L/C Provider may be rescinded by the Support L/C Provider and any of the Company Obligations continued, and the Company Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Support L/C Provider, and this Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as agreed by the Company and the Support L/C Provider from time to time, and any collateral security, guarantee or right of offset at any time held by the Support L/C Provider for the payment of the Company Obligations may be sold, exchanged, waived, surrendered or released. The Support L/C Provider shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Company Obligations or for the guarantee contained in this Section 2 or any property subject thereto.
     2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Company Obligations and notice of or proof of reliance by the Support L/C Provider upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Company Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Company and any of the Guarantors, shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company or any of the Guarantors with respect to the Company Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any of the Company Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Support L/C Provider, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company or any other Person against the Support L/C Provider, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Company Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Support L/C Provider may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Company, any other Guarantor or any other Person or against any collateral security or guarantee for the Company Obligations or any right of offset with respect thereto, and any failure by the Support

L/C Provider to make any such demand, to pursue such other rights or remedies or to collect any payments from the Company, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Support L/C Provider against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Company Obligations is rescinded or must otherwise be restored or returned by the Support L/C Provider upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Support L/C Provider without set-off or counterclaim in Dollars at the Funding Office.
SECTION 3. GRANT OF SECURITY INTEREST
     (a) At any time after the occurrence of a draw under the Support Letter of Credit, the Company automatically shall assign and transfer to the Support L/C Provider, and grant to the Support L/C Provider as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Company Obligations a security interest in Unencumbered Assets with an unpaid principal balance of not less than $65,000,000 (the “Collateral”).
     (b) At any time after the occurrence of a draw under the Support Letter of Credit, the Company irrevocably authorizes the Support L/C Provider at any time and from time to time to file in any relevant jurisdiction any financing statements to perfect the Support L/C Provider’s interest or rights hereunder in the Collateral or any part thereof and amendments thereto that (i) describe the Collateral as the Support L/C Provider may reasonably determine and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment. The Company agrees to provide such information to the Company promptly upon request.
SECTION 4. REPRESENTATIONS AND WARRANTIES
     4.1 Existence; Power. Each Loan Party (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

     4.2 Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of this Agreement is within such party’s organizational powers and has been duly authorized by all necessary organizational and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by each party thereto, and constitutes valid and binding obligations of such party, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     4.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of this Agreement (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to such party or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding on such party or any of its assets or give rise to a right thereunder to require any payment to be made by such party and (d) will not result in the creation or imposition of any Lien on any asset of such party.
     4.4 Compliance with Laws and Agreements. Each Loan Party is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     4.5 Ownership of Property.
          (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties material to the operation of the mortgage finance business operated by Walter Mortgage Company and its Subsidiaries prior to the Merger (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Company and its Subsidiaries are valid and subsisting and are in full force.
          (b) Each of the Company and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property related to its business, and the use thereof by the Company and its Subsidiaries does not infringe in any material respect on the rights of any other Person, except where a failure to own, license or use such intellectual property or such infringement could not reasonably be expected to have a Material Adverse Effect.
          (c) The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Company, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the

Company or any applicable Subsidiary operates, except that all REO properties may be insured with an Affiliate of the Company.
          (d) This Agreement will be effective to create in favor of the Support L/C Provider a legal, valid and enforceable security interest in the Collateral and proceeds thereof. When financing statements in appropriate filings are filed in the State Department of Assessment and Taxation of the State of Maryland, this Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Company in such Collateral and the proceeds thereof, as security for the Company Obligations, in each case prior and superior in right to any other Person.
SECTION 5. COVENANTS
     5.1 Syndicated Credit Facility Covenants. The covenants set forth in Sections 5.1 through 5.6, Section 5.8, Section 6 and Sections 7.1 though 7.9 of the Syndicated Credit Agreement shall be deemed to be a part of this Agreement as if set forth herein, provided, that at any time after the occurrence of a draw under the Support Letter of Credit, clause (v) of Section 7.5 shall be deemed to be deleted for purposes of this Section 5.1.
     5.2 Additional Covenants. Notwithstanding anything herein to the contrary, at any time after the occurrence of draw under the Support Letter of Credit, the Company will:
     (a) repay in full all Obligations (as defined in the Syndicated Credit Facility) outstanding under the Syndicated Credit Facility within 3 Business Days after such draw;
     (b) apply 100% of net cash proceeds of any sale of Unencumbered Assets or issuance, as the case may be, of Indebtedness by the Company or any of its Subsidiaries towards the prepayment of any Obligations outstanding under this Agreement, such prepayment to be effected on the date of receipt of the net cash proceeds.
SECTION 6. REMEDIAL PROVISIONS
     6.1 Code and Other Remedies. At any time the Company or the other Loan Parties shall fail to meet their Obligations or comply with the covenants set forth in Section 5 above (each such event, an “Event of Default”), the Support L/C Provider, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Support L/C Provider, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Company or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Support

L/C Provider or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Support L/C Provider shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. Each Loan Party further agrees, at the Support L/C Provider’s request, to assemble the Collateral and make it available to the Support L/C Provider at places which the Support L/C Provider shall reasonably select, whether at such Loan Party’s premises or elsewhere. The Support L/C Provider shall apply the net proceeds of any action taken by it pursuant to this Section 6.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Support L/C Provider hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Support L/C Provider may elect, and only after such application and after the payment by the Support L/C Provider of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Support L/C Provider account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, each Loan Party waives all claims, damages and demands it may acquire against the Support L/C Provider arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
     6.2 Subordination. Each Loan Party hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Support L/C Provider, all Indebtedness owing by it to any Subsidiary of the Company shall be fully subordinated to the indefeasible payment in full in cash of such Loan Party’s Obligations.
     6.3 Deficiency. Each Loan Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Support L/C Provider to collect such deficiency.
SECTION 7. COMPANY OBLIGATIONS
     7.1 Fee. The Company agrees to pay to the Support L/C Provider a fee (the “Support Letter of Credit Fee”) equal to the cost incurred by the Support L/C Provider in providing the Support Letter of Credit. For the avoidance of doubt, such cost shall include, among other things, any fronting fee paid by the Support L/C Provider to the financial institution or entity issuing the Support Letter of Credit, as well as any customary issuance, presentation, amendment and other processing fees, and other standard costs and charges relating to letters of credit issued by such financial institution or entity. Such fee shall be computed on a quarterly basis in arrears. The Support Letter of Credit Fee shall accrue through the last day of each fiscal quarter of the Company and shall be due and payable on the fifteenth (or the next Business Day after the fifteenth if the fifteenth is not a Business Day) of each January, April, July and October, commencing with the first such date to occur after the issuance of the Support Letter of Credit.

     7.2 Reimbursement Fee. At any time after the occurrence of a draw under the Support Letter of Credit, the amount drawn under the Support Letter of Credit shall be deemed to constitute a loan (an “L/C Loan”) made by the Support L/C Provider to the Company. In addition to the Support Letter of Credit Fee, the Company agrees to pay to the Support L/C Provider a fee (the “Reimbursement Fee”) in the amount of the Applicable Fee times the aggregate amount of the L/C Loan. The Reimbursement Fee shall accrue through the last day of each fiscal quarter of the Company and shall be due and payable on the first Business Day of each January, April, July and October, commencing with the first such date to occur after the occurrence of a draw under the Support Letter of Credit. All L/C Loans shall be due and payable on the Termination Date.
     7.3 Support Bond Reimbursement . At any time after the occurrence of a draw under a Support Bond, the Support L/C Provider may, upon 5 Business Days’ written request, demand that the Company make a payment to the Support L/C Provider in an amount not in excess of cost of such draw to the Support L/C Provider.
     7.4 Default Payments. Notwithstanding Sections 7.1 through 7.3 above, if an Event of Default has occurred and is continuing, at the option of the L/C Support Provider, the Company shall pay interest with respect to the Borrower Obligations at the rate per annum equal to 200 basis points above the Applicable Fee.
SECTION 8. MISCELLANEOUS
     8.1 Amendments in Writing. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company and the Support L/C Provider and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     8.2 Notices. (a) All notices, requests and demands to or upon any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy to such party’s address set forth on Schedule II.
          (b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery.
     8.3 No Waiver by Course of Conduct; Cumulative Remedies. No failure or delay by the Support L/C Provider in exercising any right or power hereunder, and no course of dealing between the Loan Parties and the Support L/C Provider, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Support L/C Provider hereunder are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 8.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
     8.4 Enforcement Expenses; Indemnification. (a) The Company agrees to pay or reimburse the Support L/C Provider for all its costs and expenses incurred in enforcing or preserving any rights under this Agreement, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Support L/C Provider. Each Guarantor agrees to pay or reimburse the Support L/C Provider for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Support L/C Provider.
     (b) Each Loan Party agrees to pay, and to save the Support L/C Provider harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
     (c) Each Loan Party shall indemnify the Support L/C Provider and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or its Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the other transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

     (d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under this Agreement.
     8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Loan Party and shall inure to the benefit of the Support L/C Provider and their successors and assigns; provided that no Loan Party may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Support L/C Provider.
     8.6 Set-Off. In addition to any rights and remedies of the Support L/C Provider provided by law, each Support L/C Provider shall have the right, without notice to any Loan Party, any such notice being expressly waived by each Loan Party to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Loan Party (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Support L/C Provider, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Loan Party.
     8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     8.10 Integration. This Agreement represents the agreement of the Loan Parties and the Support L/C Provider with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Support L/C Provider relative to subject matter hereof and thereof not expressly set forth or referred to herein.
     8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     8.12 Submission To Jurisdiction; Waivers. Each Loan Party hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Loan Party at its address referred to in Section 8.2 or at such other address of which the Support L/C Provider shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
     8.13 Acknowledgements. Each Loan Party hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement;
     (b) the Support L/C Provider has no fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement, and the relationship between the Loan Parties, on the one hand, and the Support L/C Provider, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Support L/C Provider or among the Loan Parties and the Support L/C Provider.
     8.14 WAIVER OF JURY TRIAL. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
     8.15 Termination. This Agreement shall terminate on the Termination Date.

     IN WITNESS WHEREOF, each of the undersigned has caused this L/C Support Agreement to be duly executed and delivered as of the date first above written.

WALTER INVESTMENT MANAGEMENT CORP.

By:	/s/ Charles Cauthen
Name: Charles Cauthen
Title: President and Chief Operating Officer

BEST INSURORS, INC.
HANOVER CAPITAL PARTNERS 2, LTD.
HANOVER CAPITAL SECURITIES, INC.
WALTER MORTGAGE COMPANY, LLC

By:	/s/ Stuart Boyd Name: Stuart Boyd
Title: Secretary

WALTER INDUSTRIES, INC.

By:	/s/ Miles C. Dearden, III Name: Miles C. Dearden, III
Title: Senior Vice President